Exhibit 99.1

Harrington West Corrects Error in Earnings Release Issued February 4, 2008

SOLVANG, Calif.--(BUSINESS WIRE)--Harrington West Financial Group, Inc. is correcting an error in the earnings release for the results of December 2007 quarter in the first and fifth paragraphs of the release relating to the pre-tax mark-to-market loss on AAA-rated CMBS total return swaps. For clarification purposes, the pre-tax mark-to-market loss on these total return swaps is $2.4 million for the quarter ending December 31, 2007. The $2.8 million originally reported reflects the total pre-tax mark-to-market loss for the year ending December 31, 2007. This correction does not otherwise affect the reported results in the narrative of the earnings release or other financial tables originally issued February 4, 2008.

CONTACT:
Harrington West Financial Group, Inc.
Craig J. Cerny, 480/596-6555
for share transfer information:
Lisa F. Watkins, 805/688-6644